Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2009 Conference Call

Prepared Remarks

April 29, 2009

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s First Quarter 2009 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Web site at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO of Bryn Mawr Trust Company, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 429460. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate, or words of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks Duncan, and thank you everyone for joining us today. Yesterday afternoon we issued our earnings release for the first quarter of 2009. We reported strong earnings for the first quarter with net income of $2.6 million or diluted earnings per share of $0.31 compared to the fourth quarter of 2008 results of $1.0 million or $0.12 diluted earnings per share. The Corporation’s diluted earnings per share increased $0.19 or 160% over the fourth quarter of 2008.

Our strong first quarter performance is gratifying and supports our belief and confidence that we are well positioned for continued growth and profitability. We continue to be well-capitalized and we exceed regulatory requirements for a well-capitalized organization. As many of you may have read, we enhanced our capital position, raising an additional $10 million in capital on April 20, 2009. We raised $2.5 million through the sale of unregistered equity securities, in a private placement, to an accredited investor. Additionally, we raised $7.5 million in subordinated debt which is intended to qualify as Tier II capital. This capital infusion strengthens our, already strong, capital position and gives us greater resources to take advantage of strategic opportunities, to invest and expand the Corporation and for other corporate purposes. This new capital was raised without any government assistance.

While it’s not a part of our financial review I would like to briefly mention a significant milestone for the Corporation. On March 25, 2009, we celebrated the 120th anniversary of Bryn Mawr Trust. We take great pride in achieving this milestone and we are proud to be a strong, stable and secure institution, especially in these very difficult times.

Now, I would like to review some of our more significant events for the first quarter.

Core deposit growth was particularly strong as money market and savings accounts grew $29.3 million and $29.5 million respectively. We opened many new relationships during the quarter and many of our existing customers made additional deposits to their money market and savings accounts. New customer relationships are growing and we are expanding existing deposit relationships as a result of our strong cross selling, and customers seeking to affiliate with a strong financial institution. Since core deposit growth was so robust, we intentionally reduced our reliance on wholesale funding by allowing $30 million in Wholesale CD’s to mature. Our new West Chester regional banking center is off to a strong start, generating deposits of $8.8 million in just three months of operation. This new location is a key part of our strategy to grow retail, business and wealth relationships in Chester County. Retail and small business checking account openings were substantial across our entire branch network as a result of strong sales efforts and effective marketing campaigns during the quarter. We continue to offer an attractive and extremely competitive line of deposit and cash management products and services and we are positioned for, and expect, continued growth.

A residential mortgage refinancing frenzy developed during the first quarter as a result of the near record low mortgage rates. Mortgage originations during the first quarter were $96.5 million an increase of $70.7 million or 274.0% compared to the fourth quarter of 2008. The majority of these loans are being sold to Fannie Mae and we are retaining the servicing. This activity resulted in a gain on the sale of residential mortgage loans of $1.8 million or an increase of $1.5 million over the same period last year.

Home equity lines and loans and commercial mortgages increased a total of $17 million. However, this growth was offset by planned decreases in construction loans of $15 million, residential mortgages $8 million, and leases of $1.5 million. The decline in construction loans was the result of loan payoffs, some completed projects converting to permanent mortgages, and a slowdown in new construction projects by our residential home builders. The decline in our lease portfolio was a function of Management’s intention to limit growth of this portfolio.

As mentioned in previous quarterly earnings calls, we implemented tighter underwriting standards for leasing over the past 15 months and we continue to evaluate the degree of our participation in the leasing market.

The net impact of these offsetting volumes was a slight decrease in total portfolio loans and leases of less than 1.0% from December 31, 2008. Compared to the first quarter of 2008 total portfolio loans and leases are up $76.7 million or 9.4%.

We booked a provision for loan and lease losses of $1.6 million in the first quarter. This was a decrease of $1.3 million from the fourth quarter 2008 provision of $2.9 million. We anticipate leasing charge-offs, and the provision related to the leasing portfolio, to improve in the second half of 2009.

Overall, the allowance for loan and lease losses at March 31, 2009 stands at $10.1 million or 1.13% of portfolio loans and leases compared to $10.3 million or 1.15% at December 31, 2008.

Our non-performing assets declined from $5.8 million at December 31, 2008 to $5.3 million as of March 31, 2009, primarily due to one loan relationship that is once again performing according to terms. Overall, non-performing assets represent 45 basis points of total assets at March 31, 2009, compared with 50 basis points at December 31, 2008.

The net interest margin remained stable from the prior quarter with a slight decrease of 1 basis point from December 31, 2008 to 3.62%. Market conditions continue to make it difficult to earn attractive yields on our investments and loan pricing remains competitive. To help improve our margin, we added additional overnight investment options, for our excess cash balances, which satisfy our requirements for liquidity, safety and reasonable risk. The overall yield on our investment portfolio declined 22 basis points to 4.58% and 21 basis points on our loans and leases to 5.85%, resulting in an overall decline of 26 basis points on our total interest earning assets for a yield of 5.37%. However, we were able to stabilize the margin by aggressively re-pricing our interest bearing deposit portfolio and replacing maturing wholesale funds with lower rate wholesale funds and core deposits.

The quality of our investment portfolio remains excellent and there are no impairment issues as of March 31, 2009.

In the first quarter, we grew our portfolio of relatively low cost deposits through effective marketing in our trade area. Aggregate average quarterly balances of interest-bearing checking, money market, and savings account balances, rose to $368.9 million in the first quarter of 2009 from $334.9 million in the fourth quarter of 2008. First quarter 2009 average non-interest bearing balances increased 11.1% to $160.3 million from $143.8 million in the fourth quarter 2008. In addition, we reduced our use of wholesale deposits in the first quarter by $20.3 million from the previous quarter, and our use of other borrowed funds decreased $1.9 million in the first quarter. Overall, our cost of interest bearing funds during the quarter decreased 27 basis points. We are exercising discipline in our deposit pricing despite evidence that some larger, troubled institutions that operate in our markets continue to chase deposits with irrational pricing. This aggressive discipline allowed us to hold our net interest margin flat and offset the decline in total interest earning asset yields, from the fourth quarter of 2008.

For the first quarter, we saw a significant increase in non-interest income of $2.2 million compared to the prior quarter and a $1.9 million increase compared to the year ago quarter. This increase was attributed to the gain on the sale of residential mortgage loans of $1.9 million in the first quarter 2009 due to the refinancing activity driven by the low mortgage rate environment. The majority of the loans sold during the first quarter were sold to Fannie Mae in which we retained servicing. However, please keep in mind that we see a corresponding increase in operating expenses as a result of the sharp increase in mortgage originations.

Gain on the sale of securities was $472 thousand in the first quarter 2009 compared to $222 thousand in the first quarter of 2008. There were no securities sold during the fourth quarter of 2008.

Service charges on deposits in the first quarter 2009 increased to $463 thousand up $71 thousand, or 18.1%, from the first quarter of 2008. This growth was primarily due to new account growth, better monitoring, and lower earnings credit rates. Compared to the fourth quarter of 2008 service charges on deposits increased 1.8% due to strong account openings.

Wealth revenues continue to be impacted by the unfavorable stock market. Total wealth revenue of $3.5 million in the first quarter 2009 increased $192 thousand or 5.8% from the first quarter of 2008. However, Lau Associates, which was acquired in the third quarter of 2008 accounted for all of this increase. Revenues from existing wealth services decreased $665 thousand or 20.1% primarily due to the decline in the market value of wealth assets. Compared to the fourth quarter 2008 wealth revenues declined 5.1% or $191 thousand.

We expect that our new subsidiary, The Bryn Mawr Trust Company of Delaware, will strengthen our wealth management business and there is a strong pipeline of new business that we expect to close. This new subsidiary will allow our clients to reap the benefits of the “Delaware Advantage” which describes the range of legal advantages that facilitate trust and estate planning strategies that are ideally suited for wealthy individuals, families and business owners.

Non-interest expense for the first quarter 2009 was $11.5 million, up 9.8% or $1.0 million from the fourth quarter of 2008. There are a number of categories driving this increase and a significant portion is directly related to the increase in mortgage origination volume. Salaries and wages increased $877 thousand or 19.1%. However, excluding Lau Associates and variable compensation related to mortgage originations, salaries were essentially flat with the first quarter of 2008. Employee benefit expense of $1.6 million is up $250 thousand or 18.8% from the first quarter of 2008 as a result of increased pension, and discretionary 401 K contribution expenses. The increase in pension expenses is related to the decline in the asset values of the plan during 2008. Compared to the fourth quarter 2008 employee benefits increased $670 thousand or 73.5% due to pension expenses and the discretionary match which was implemented in the 2nd quarter of 2008. Occupancy expense increased $177 thousand compared to the first quarter of 2008 due to the addition of new facilities including West Chester and the Wayne branch renovation.

As a result of an FDIC base rate premium increase of 130%, participation in the program to provide higher coverage on non-interest bearing demand accounts over $250 thousand, and a non-recurring credit applied in the first quarter of 2008, FDIC expense increased of $230 thousand or 254% compared to the first quarter of 2008. We are projecting a year-to-year increase in FDIC premiums of approximately $900 thousand, excluding an anticipated third quarter 2009, 10 basis point special assessment to recapitalize the FDIC Fund.

Market value adjustments on our Mortgage Servicing Rights portfolio negatively impacted pre tax income by $204 thousand. The adjustment on this portfolio is the result of declining values, on older higher rate mortgages, due to the current low rate environment. Other operating expenses of $1.5 million were up $359 thousand or 30.9%.

Again, a significant portion of this increase was related to variable mortgage processing expenses for things such as appraisal fees and credit reports.

As previously stated, the capital ratios for the Bank and Corporation remain “well-capitalized” by regulatory standards. As of March 31, 2009 the Bank and Corporation had Tier I capital to Risk Weighted Asset ratios of 8.56% and 8.91% respectively. The addition of $7.5 million of subordinated debt at the Bank and $2.5 million of common stock at the Corporation enhanced the Corporation’s Tier II capital by approximately $10 million. We remain focused on maintaining the appropriate level of capital to support asset growth, acquisitions and to maintain the “well-capitalized regulatory standards”; in addition we remain focused on asset quality and liquidity.

Finally, I would like to mention some of the key objectives, strategies and tactics that we will continue to focus on throughout 2009:

•	Protect the Margin — by holding the line on loan rate adjustments and adhering to a strict discipline on our deposit and loan product pricing.

•	Strong Asset Quality — maintain strict underwriting standards and appropriately managing our risk.

•	Capital and Liquidity — remain a strong, well-capitalized institution and closely monitor and execute appropriate strategies to enhance our liquidity and capital positions.

•	Control Expenses — maintain tight control on expenses – an internal task force is now reviewing our non-interest expenses to see where we can further eliminate or reduce overhead.

•	Improved Revenues — we have recently retained a consulting firm that specializes in revenue enhancement to help us identify additional ways to improve revenue.

•	New Market Opportunities – capitalize on our new market opportunities in the state of Delaware and in West Chester.

In summary, Bryn Mawr is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The weak economy and prolonged disruption in the financial markets will remain a challenge. However, The Bryn Mawr Trust Company, for over 120 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of 14 cents per share payable June 1, 2009 to shareholders of record as of May 7, 2009. This is our 66th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?